UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2017

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 East Quincy Avenue, Building 34, Box 10, Watkins, CO 80137
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code (303) 292-3456

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01
Entry into a Material Definitive Agreement.

On November 10, 2017, PCY Holdings, LLC (“PCY Holdings”), a Colorado limited liability company wholly owned by Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”), entered into an amendment (each, an “Amendment”) to the previously announced Contract for Purchase and Sale of Real Estate (each, a “Purchase and Sale Contract”) with each of Richmond American Homes of Colorado, Inc. (“Richmond”), KB Home Colorado Inc. (“KB Home”), and Taylor Morrison of Colorado, Inc. (“Taylor Morrison,” and together with Richmond and KB Home, the “Builders”). Each Amendment constitutes a Continuation Notice (as defined in the applicable Purchase and Sale Contract) pursuant to which each Builder has been deemed to have completed its due diligence of the Sky Ranch property at which the Builder will purchase a certain number of platted single-family, detached residential lots, subject to the terms and the conditions set forth in the applicable Purchase and Sale Contract.

Pursuant to the Amendments, the following events have occurred:

●
each Builder has served its Continuation Notice effective as of November 10, 2017, and is now obligated to proceed with the purchase of lots subject to the terms and conditions of its Purchase and Sale Contract;

●
the forms of certain agreements attached as exhibits to the Purchase and Sale Agreements have been finalized, including, where applicable, the Lot Development Agreements, Tap Purchase Agreements, and Builders’ Letter of Credit Escrow Agreements;

●
PCY Holdings, Richmond and Taylor Morrison have agreed to a form of agreement for the construction of joint improvements to the property, which are improvements that jointly serve or otherwise benefit lots owned by two or more Builders (i.e., entry and other common roads and utilities in such roads);

●
PCY Holdings and the Builders have agreed to a form of Offsite Infrastructure Agreement, pursuant to which PCY Holdings will deposit funds necessary for the construction of offsite and joint infrastructure with the applicable governmental entity responsible for constructing such improvements, namely the Rangeview Metropolitan District (“Rangeview”) or the Sky Ranch Community Authority Board, a governmental authority organized by Sky Ranch Metropolitan District Nos. 1 and 5 (the “Sky Ranch CAB”); and

●
PCY Holdings and the Builders have agreed to an Amenity Development Agreement to provide for the financing and construction of a community park at Sky Ranch, with the improvements above and beyond the original open space planned by PCY Holdings to be financed by the Builders.

As a result of these Amendments, PCY Holdings has until August 10, 2018, to obtain final approval of the entitlements for the property, which date may be extended by PCY for up to six months. Within 10 days of final approval of entitlements, Richmond and Taylor Morrison are required to close on and pay for their first takedown of platted lots (152 lots) total. As a condition to the closings, PCY Holding is required to enter into service agreements with each of Rangeview and the Sky Ranch CAB to provide project management services with respect to the infrastructure to be constructed by such entities. In addition, PCY Holdings will be required to advance funds to Rangeview and the Sky Ranch CAB, which are to be maintained in segregated accounts, in the amount estimated to be required to construct the offsite improvements and joint improvements. Rangeview and the Sky Ranch CAB will use the advanced funds to pay for the improvements as constructed. The funding provided by PCY Holdings will be accrued to notes payable to PCY Holdings or Pure Cycle by Rangeview and the Sky Ranch CAB.

Once the first takedown of platted lots occurs, PCY Holdings will begin finishing the lots in accordance with the Lot Development Agreements. Richmond and Taylor Morrison will pay an additional sum to PCY Holdings upon completion of the finished lots. KB Homes has agreed to purchase finished lots, rather than platted lots, so it will pay the price of a finished lot (land and finishing costs) at each takedown of the lots it purchases.

On November 15, 2017, Pure Cycle issued a press release regarding the Amendments. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01
Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 15, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2017

PURE CYCLE CORPORATION

By:
/s/ Mark W. Harding
Name: Mark W. Harding
Title: President and Chief Financial Officer